Exhibit 99.1

Cellectar Biosciences Reports Financial Results for Year Ended 2025 and Provides Corporate Updates

On track to submit Conditional Marketing Authorization for iopofosine I 131 to European Medicines Agency in Q3 2026 for potential 2027 EU commercialization as a treatment for Waldenström Macroglobulinemia

Initiated Phase 1b dose finding study for CLR 125 in Triple Negative Breast Cancer with early data expected by mid-year 2026

Company to Hold Webcast and Conference Call at 8:30 AM ET Today

FLORHAM PARK, N.J., March 4, 2026 (GLOBE NEWSWIRE) -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery and development of drugs for the treatment of cancer, today announced financial results for the year ended December 31, 2025, and provided a corporate update.

“2025 was a productive year for Cellectar, marked by disciplined execution across our pipeline and meaningful clinical, regulatory, and operational achievements,” said James Caruso, president and CEO of Cellectar. “We advanced iopofosine I-131 toward its planned mid-2026 Conditional Marketing Authorization (CMA) submission in Europe, supported by a strong clinical dataset and productive dialogue with both the European and U.S. regulatory agencies. In parallel, we continued to shape the future of our radiotherapeutic platform with the initiation of our Phase 1b CLR 125 study in triple negative breast cancer and strengthened our supply chain and intellectual property estate.”

“As we look ahead to 2026, our momentum is building. We expect important clinical readouts, continued regulatory progress, and expansion of our next-generation Phospholipid Drug Conjugate (PDC) programs. We remain focused on executing with excellence, communicating transparently, and delivering meaningful therapeutic advances for patients with difficult-to-treat cancers,” added Mr. Caruso.

2025 and Recent Corporate Highlights

•	Iopofosine I 131, the Company’s Phospholipid Drug Conjugate (PDC) designed to provide targeted delivery of iodine-131 (radioisotope)
o	Following advice from the European Medicines Agency’s (EMA) Scientific Advice Working Party (SAWP), the Company plans to submit a CMA for iopofosine I 131 as a treatment for in Waldenström Macroglobulinemia (WM). The CMA submission will be supported by data from the CLOVER WaM study, including 12-month follow-up on all patients, updated overall and major response rates, progression-free survival, duration of response, and compelling subset analyses on post-BTKi patients.
o	Received Breakthrough Therapy Designation (BTD) from the U.S. Food and Drug Administration (FDA) for iopofosine I 131 in relapsed/refractory WM.
o	Received recommendation from the FDA to investigate iopofosine I 131 as a treatment option in post-BTKi indications as early as the second line, substantially expanding the available patients in the U.S. market.

•	CLR 121125 (CLR 125), an iodine-125 Auger-emitting program targeted for solid tumors
o	Initiated a Phase 1b study of CLR 125 in Triple Negative Breast Cancer (TNBC).
o	CLR 125 has been well tolerated in vivo with no signs of end-organ toxicity, including hematologic toxicity, and has also demonstrated reduction or inhibition of solid tumors in preclinical studies.
o	Enrollment is ongoing in the Phase 1b dose finding study of CLR 125, which will evaluate three doses of 32.75 mCi/m2/dose for up to 4 cycles, 62.5 mCi/m2/dose for up to 3 cycles and 95 mCi/m2/dose for up to 2 cycles in patients with relapsed TNBC.
o	The study’s primary endpoint is to determine a recommended Phase 2 dose and to evaluate safety, tolerability and initial response assessment (RECIST v1.1 and PFS).
o	Secured a supply agreement with Ionetix to provide commercial-scale supply of cGMP-grade Actinium-225 (Ac-225) and Astatine-211 (At-211) to support ongoing CLR 225 clinical development programs.

•	Corporate
o	Strengthened and expanded the Company’s global intellectual property estate with newly issued patents across Europe, Asia-Pacific, the Middle East and the Americas. The expanded IP coverage protects both iopofosine I 131 as well as the broader radiotherapeutic pipeline, including CLR 125.

2025 Financial Highlights

•	Cash and Cash Equivalents: As of December 31, 2025, the company had cash and cash equivalents of $13.2 million, compared to $23.3 million as of December 31, 2024. The company believes its cash balance as of December 31, 2025, is adequate to fund its basic budgeted operations into the third quarter of 2026.

•	Research and Development Expenses: R&D expenses for the year ended December 31, 2025, were approximately $11.5 million, compared to approximately $26.1 million for the year ended December 31, 2024. The decrease was primarily a result of reduced activity in our CLOVER WaM clinical study, as we were exclusively in patient follow-up during 2025. Additionally, manufacturing costs declined as we completed development of a fully redundant production and logistics pipeline.

•	General and Administrative Expenses: G&A expenses for the year ended December 31, 2025, were approximately $11.5 million, compared to approximately $25.6 million for the same period in 2024. The decrease was primarily a result of reduced pre-commercialization efforts and related personnel.

•	Other income and expense: Other income and expense, net, was approximately $1.2 million of income in 2025, as compared to approximately $7.3 million of income in the prior year. These amounts are almost exclusively a result of non-cash impacts from the cost to issue and in the valuation of certain warrants that are considered liabilities.

•	Net Loss: Net loss for the full year ending December 31, 2025, was $21.8 million or $8.35 per basic and diluted share, compared with $44.6 million or $36.52 per basic share and $41.89 per diluted share during 2024.

Conference Call & Webcast Details

Cellectar management will host a conference call and webcast today, March 4, 2026, at 8:30 AM Eastern Time to discuss these results and answer questions. Stockholders and other interested parties may participate in the conference call by dialing 1-800-717-1738. A live webcast of the conference call can be accessed in the “Events & Presentations” section of Cellectar’s website at www.cellectar.com. A recording of the webcast will be available and archived on the Company’s website for approximately 90 days.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is a late-stage clinical biopharmaceutical company focused on the discovery and development of proprietary drugs for the treatment of cancer, independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop the next-generation of cancer cell-targeting treatments, delivering improved efficacy and better safety as a result of fewer off-target effects.

The company’s product pipeline includes iopofosine I 131, which is a PDC designed to provide targeted delivery of iodine-131 (radioisotope). Iopofosine I 131 has been tested in Phase 2b trials as a treatment for relapsed or refractory Waldenström Macroglobulinemia (WM), in relapsed or refractory multiple myeloma (MM) and central nervous system (CNS) lymphoma. The CLOVER-2 Phase 1b study is evaluating iopofosine I 131 in pediatric patients with high-grade gliomas, for which Cellectar is eligible to receive a Pediatric Review Voucher from the FDA upon approval. The FDA has granted iopofosine I 131 Breakthrough, six Orphan Drug, four Rare Pediatric Drug and two Fast Track Designations for various cancer indications, and the EMA has granted iopofosine I 131 PRIority MEdicines (PRIME) designation.

Cellectar is also developing CLR 121125 (CLR 125), an iodine-125 Auger-emitting program targeted for solid tumors, such as triple negative breast (TNBC), lung, and colorectal cancer, and is currently being evaluated in a Phase 1b study for TNBC, which will determine the recommended dose for the subsequent Phase 2 trial. CLR 125 has been well tolerated in vivo and has demonstrated strong preclinical data showing reduction or inhibition of solid tumor growth.

In addition to these assets, the Cellectar team is developing CLR 121225 (CLR 225), an actinium-225 based program targeting solid tumors in indications with significant unmet need, such as pancreatic cancer, as well as proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

For more information, please visit https://www.cellectar.com/or join the conversation by liking and following us on the company’s social media channels: X, LinkedIn, and Facebook.

Forward Looking Statements Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to identify suitable collaborators, partners, licensees or purchasers for our product candidates and, if we are able to do so, to enter into binding agreements with regard to any of the foregoing, or to raise additional capital to support our operations, or our ability to fund our operations if we are unsuccessful with any of the foregoing. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2025. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

INVESTORS:

Anne Marie Fields

Precision AQ

212-362-1200

annemarie.fields@precisionaq.com

CELLECTAR BIOSCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,196,033	$23,288,607
Prepaid expenses and other current assets	842,432	961,665
Total current assets	14,038,465	24,250,272
Property, plant & equipment, net	549,405	757,121
Operating lease right-of-use asset	360,671	436,874
Other long-term assets	29,780	29,780
TOTAL ASSETS	$14,978,321	$25,474,047

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$4,423,548	$7,585,340
Warrant liability	226,000	1,718,000
Lease liability, current	100,189	84,417
Total current liabilities	4,749,737	9,387,757
Lease liability, net of current portion	309,397	409,586
TOTAL LIABILITIES	5,059,134	9,797,343
COMMITMENTS AND CONTINGENCIES (Note 10)
MEZZANINE EQUITY:
Series D convertible preferred stock, 111.11 shares authorized; 111.11 shares issued and outstanding as of December 31, 2025 and 2024	1,382,023	1,382,023
STOCKHOLDERS’ EQUITY:
Series E-2 preferred stock, 1,225.00 shares authorized; 35.60 and 35.60 shares issued and outstanding as of December 31, 2025 and 2024, respectively	520,778	520,778
Common stock, $0.00001 par value; 170,000,000 shares authorized; 4,240,129 and 1,535,996 shares issued and outstanding as of December 31, 2025 and 2024, respectively	42	15
Additional paid-in capital	277,149,844	261,116,351
Accumulated deficit	(269,133,500)	(247,342,463)
Total stockholders’ equity	8,537,164	14,294,681
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,978,321	$25,474,047

CELLECTAR BIOSCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2025	2024
OPERATING EXPENSES:
Research and development	$11,498,761	$26,136,246
General and administrative	11,481,083	25,641,452
Total operating expenses	22,979,844	51,777,698

LOSS FROM OPERATIONS	(22,979,844)	(51,777,698)

OTHER INCOME (EXPENSE):
Warrant issuance expense	—	(7,743,284)
Gain on valuation of warrants	753,707	13,794,683
Interest income	435,100	1,210,853
Total other income (expense), net	1,188,807	7,262,252
LOSS BEFORE INCOME TAXES	(21,791,037)	(44,515,446)

INCOME TAX PROVISION (BENEFIT)	—	66,000

NET LOSS	$(21,791,037)	$(44,581,446)
NET LOSS PER SHARE — BASIC	$(8.35)	$(36.52)
NET LOSS PER SHARE — DILUTED	$(8.35)	$(41.89)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING — BASIC	2,608,317	1,220,749
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING — DILUTED	2,608,317	1,238,125